Exhibit 10.3

PURCHASE AND SALE AGREEMENT

Among

EnerVest Energy Institutional Fund X-A, L.P.

and

EnerVest Energy Institutional Fund X-WI, L.P.

(collectively, “Seller”)

and

EV Properties, L.P.

(“Buyer”)

Dated: September 2, 2015

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Section 11.15	Counterparts of Assignment.	34
Section 11.16	Counterpart Execution	34
Section 11.17	Definitions	34

Exhibit A Ownership Shares

Exhibit B Form of Assignment and Bill of Sale

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SCHEDULES

Schedule 1.02(a)	Leases

Schedule 1.02(b)	Wells

Schedule 1.02(c)	Eagle Ford Formation Wellbore Wells

Schedule 3.01(f)	Legal Proceedings

Schedule 3.01(h)	Compliance with Laws

Schedule 3.01(n)	Preferential Rights

Schedule 3.01(o)	Outstanding Capital Expenditures

Schedule 3.01(p)	Consents

Schedule 5.01(a)	Allocated Values

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated September 2, 2015, is among EnerVest Energy Institutional Fund X-A, L.P., a Delaware limited partnership (“EnerVest Institutional Fund”), and EnerVest Energy Institutional Fund X-WI, L.P., a Delaware limited partnership (“EnerVest Working Interest Fund,” which together with EnerVest Institutional Fund, are collectively called “Seller” and each is a “Seller Party”) and EV Properties, L.P., a Delaware limited partnership (“Buyer”). Buyer and Seller are sometimes individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”

WITNESSETH

WHEREAS, each Seller Party owns the respective proportionate interest set forth in Exhibit A attached hereto (each Seller’s “Ownership Share”) in and to certain oil and gas interests which, together with the properties appurtenant thereto, are more fully described and defined herein as the Assets; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Assets, subject to the terms and conditions set forth herein.

Now, therefore, in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01         Purchase and Sale. Seller agrees to sell and convey, and Buyer agrees to purchase and pay for, in accordance with their respective Ownership Shares, the Assets, subject to the terms and conditions of this Agreement.

Section 1.02         Assets. Subject to Section 1.03, all of each Seller Party’s right, title and interest in and to the following shall be referred to herein as the “Assets”:

(a)          the leasehold estates created by the oil, gas and/or mineral leases described in Schedule 1.02(a) (collectively, the “Leases”) and all other rights in and to the lands covered by the Leases (the “Lands”), together with all other interests of each Seller Party in the Leases, including overriding royalty interests, production payments and other payments out of or measured by the value of oil and gas production from or attributable to the Leases;

(b)          except with respect to the Eagle Ford Formation Wellbore Wells (as hereinafter defined), any and all oil and gas wells, salt water disposal wells, injection wells, and other wells and wellbores located on the Leases or Units, whether producing, operating, plugged or unplugged, shut in, or permanently or temporarily abandoned, including but not limited to those described in Schedule 1.02(b) (the “Wells”);

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(c)          with respect to the oil and gas wells described in Schedule 1.02(c) (the “Eagle Ford Formation Wellbore Wells”), the wellbore thereof, the associated fixtures and equipment pertaining thereto and the oil and gas production therefrom, together with all appurtenances, covenants, conditions and obligations created by and arising under those Leases described in Schedule 1.02(a) (the “Eagle Ford Formation Wellbore Leases”), INSOFAR AND ONLY INSOFAR as the Eagle Ford Formation Wellbore Leases cover and include: (i) the right of ingress to and egress from the Eagle Ford Formation Wellbore Wells, and (ii) the right to produce and remove oil and gas from the Eagle Ford Formation Wellbore Wells and the wellbore thereof, subject to all Existing Burdens (as hereinafter defined) (collectively and in each case, the “Eagle Ford Formation Wellbore Property”). For purposes of this Agreement, the term “Existing Burdens” shall mean all royalties, overriding royalties and other burdens on or measured by production from an Eagle Ford Formation Wellbore Well, which exist of record or under the Operating Agreement applicable to the Eagle Ford Formation Wellbore Well on the Effective Time;

(d)          any pools or units including all or part of any Lease (the “Units”);

(e)          all natural gas, casinghead gas, drip gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, whether gaseous or liquid (“Products”) produced from or attributable to the Leases or Units from and after the Effective Time, as well as water produced from or attributable to the Leases from and after the Effective Time or, with respect to the Products described in Section 2.03(a)(i), prior to the Effective Time, and the accounts and proceeds from the sale thereof (collectively, the “Production”);

(f)          all of the personal property, fixtures and improvements appurtenant to the Wells or the Leases or used solely in connection with the ownership or operation of the Wells or the Leases or with the production, treatment, storage, sale or disposal of the Production, including, without limitation, all pipelines, gathering lines, and compression facilities appurtenant to or located upon the Leases or Units (the “Equipment”);

(g)          all rights-of-way, easements, servitudes, subsurface leases, other surface rights, permits and licenses, to the extent they are transferable and are appurtenant to the Leases, the Units, the Wells, or Equipment (the “Easements”);

(h)          to the extent transferable, all agreements, product purchase and sale contracts, gas gathering contracts, salt water disposal leases, processing agreements, production handling agreements, facilities sharing agreements, compression agreements, equipment leases, permits, licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements and operating agreements and all other agreements relating to the Leases, the Units, the Wells, the Production, the Equipment and the Easements (the “Contracts”);

(i)          to the extent transferable at no cost to Seller or at additional cost that Buyer agrees to undertake or pay, each Seller Party’s proprietary and licensed seismic data relating to the Assets; and

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(j)          records and files in the possession of each Seller Party relating to any of the Assets, including, without limitation: (i) lease, division order, contract and land files and title opinions; (ii) operations, production, environmental and engineering records; (iii) facility and well records; (iv) cuttings and cores, (v) accounting, gas and/or oil imbalance files, well payout files and lease operating statements and files; and (vi) any other files in the possession of each Seller Party relating to the Assets or the operation thereof (collectively, the “Records”), save and except for, in respect of each such category, (A) records that Seller is prohibited from disclosing under confidentiality agreements with third parties, (B) information entitled to legal privilege, including, without limitation, attorney work product and attorney-client communications (except for title opinions, which shall be included in the Records), (C) economic projections and (D) records of offers from, or negotiations with, Buyer or third parties with respect to the sale of the Assets and economic analyses associated therewith.

Section 1.03         Excluded Properties. Except for the Eagle Ford Formation Wellbore Properties and that portion of the Assets pertaining exclusively to the Lawnmower Well Nos. 1H, 2H and 3H (API Nos. 42-287-32692, 42-287-32693 and 42-287-32694, respectively), the Assets do not include, and there is expressly excepted therefrom and reserved to each Seller Party the following (the “Excluded Properties”):

(a)          the Leases and Lands, in each case INSOFAR AND ONLY INSOFAR as the same cover and include the Eagle Ford Formation (such lands, as to the Eagle Ford Formation, the "Eagle Ford Formation Lands", and such Leases, as to the Eagle Ford Formation, the “Eagle Ford Formation Leases”). The "Eagle Ford Formation" means:

(i)          For Leases covering lands in Brazos County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 11,604’ and 11,934’, respectively, as shown on the Dual Induction log of the CRL Incorporated – M. P. Walker #1 well (42-041-30552), Andrew Houston Survey, A-133, Brazos County, Texas; and

(ii)         For Leases covering lands in Burleson County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 7,509’ and 7,815’, respectively, as shown on the Dual Induction Laterolog of the Daleco Resources – Franklin Sebesta #1 well (42-051-31008), Abner Kuykendall Survey, A-34, Burleson County, Texas; and

(iii)        For Leases covering lands in Grimes County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 11,296’ and 11,878’, respectively, as shown on the Dual Induction - SFL log of the Amoco Production Co – Robert Waltrip #1 well (42-185-30235), Charles Edward Survey, A-189, Grimes County, Texas; and

(iv)         For Leases covering lands in Fayette County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 8,950’ and 9,024’, respectively, as shown on the Dual Induction log of the Kaiser Oil USA Ltd – Garth Bates #4 well (42-149-30609), Reuben Fisher Survey, A-181, Fayette County, Texas; and

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(v)          For Leases covering lands in Lee County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 7,588’ and 7,756’, respectively, as shown on the Dual Induction log of the Clayton Williams ENR – Lehmann OL #1-PH well (42-287-32574), Samuel Gates Survey, A-10, Lee County, Texas; and

(vi)         For Leases covering lands in Austin County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 13,739’ and 13,821’, respectively, as shown on the Dual Induction log of the Swift Energy Co – Divin Unit #1 well (42-477-30883), Gail Borden Survey, A-14, Austin County, Texas; and

(vii)        For Leases covering lands in Washington County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 13,739’ and 13,821’, respectively, as shown on the Dual Induction log of the Swift Energy Co – Divin Unit #1 well (42-477-30883), Gail Borden Survey, A-14, Washington County, Texas; and

(viii)      For Leases covering lands in Bastrop County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 7,588’ and 7,756’, respectively, as shown on the Dual Induction log of the Clayton Williams ENR – Lehmann OL #1-PH well (42-287-32574), Samuel Gates Survey, A-10, Bastrop County, Texas; and

(ix)         For Leases covering lands in Colorado County, Texas, the stratigraphic equivalent of the interval from the base of the Austin Chalk to the top of the False Buda as found at depths of 8,950’ and 9,024’, respectively, as shown on the Dual Induction log of the Kaiser Oil USA Ltd – Garth Bates #4 well (42-149-30609), Reuben Fisher Survey, A-181, Colorado County, Texas.

(b)          All Products in, on, or under or that may be produced from the Eagle Ford Formation in and under the Eagle Ford Formation Leases and the Eagle Ford Formation Lands, including, without limitation, all rights with respect to overproduction, underproduction, overdelivery, or underdelivery of Products produced from or allocable to the Eagle Ford Formation Lands.

(c)          The Wells drilled and completed in the Eagle Ford Formation on the Eagle Ford Formation Lands after the Effective Time (collectively, "Eagle Ford Formation Wells"), and all Equipment and improvements appurtenant to the Eagle Ford Formation Wells or the production, treating, gathering, processing, storing, and transportation of Products produced therefrom.

(d)          All Contracts relating to the interests described in clauses (a), (b), or (c) above, only insofar as they cover or relate to the Eagle Ford Formation Wells, the Eagle Ford Formation Leases, and the Eagle Ford Formation Lands, and excluding any insurance contracts.

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(e)          All Easements relating to the interests described in clauses (a), (b), or (c) above, only insofar as they cover or relate to the Eagle Ford Formation Wells, the Eagle Ford Formation Leases, and the Eagle Ford Formation Lands.

(f)          The Records relating to the items described in clauses (a) through (e) above maintained by or in the possession of Seller.

Section 1.04         Effective Time. The purchase and sale of the Assets shall be effective as of July 1, 2015, at 12:01 a.m., at the location of the Assets (the “Effective Time”).

ARTICLE II

PURCHASE PRICE

Section 2.01         Purchase Price. The purchase price for the Assets shall be Twenty-Six Million Two Hundred Thousand Dollars ($26,200,000.00) payable as provided in Section 2.04 below (the “Purchase Price”), subject to adjustment and credit as set forth in Section 2.03. The Purchase Price will be allocated among the Properties as set forth on Schedule 5.01(a) (such amount being referred to herein as the “Allocated Value” with respect to each line item on Schedule 5.01(a) (each “Property”)).

Section 2.02         Deposit. Contemporaneously with the execution of this Agreement, Buyer has deposited into a joint control account at Cadence Bank (the “Deposit Bank”) an amount equal to ten percent (10%) of the Purchase Price (the “Deposit”). The Deposit, plus any interest accrued thereon, shall be held and distributed by the Deposit Bank, in accordance with joint signature checks, drafts, or wire transfer instructions duly executed and delivered to the Deposit Bank by Buyer and Seller for purposes of effectuating the other provisions of this Agreement pertaining to the Deposit. In the event that the transaction contemplated hereby is not consummated in accordance with the terms hereof, then the Deposit, plus any interest accrued thereon, shall be applied in accordance with the provisions of Section 10.02(b) and Section 10.02(c). In the event that the transaction contemplated hereby is consummated in accordance with the terms hereof, then the Deposit, plus any interest accrued thereon, shall be applied to the Purchase Price to be paid by Buyer at Closing. For the avoidance of doubt, Buyer and Seller shall execute and deliver, or shall cause to be executed and delivered, from time to time such further documents, agreements or instruments, and shall take such other actions as any Party may reasonably request, to deliver the Deposit, plus any interest accrued thereon, to Buyer or Seller, in connection with the Closing or the provisions of Section 10.02(b) and Section 10.02(c).

Section 2.03         Adjustments and Credits to Purchase Price.

(a)          The Purchase Price shall be adjusted upward by the following:

(i)          an amount equal to the posted price in the relevant field as of the date of the execution of this Agreement of all merchantable liquid Products produced from or attributable to the Assets which are in storage above the pipeline connection as of the Effective Time and which have not been sold by Seller prior to the Closing, less an amount equal to all royalties, overriding royalties, taxes, gravity adjustments and other amounts deducted in the ordinary course and consistent with past practices by the purchaser of such Products;

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(ii)         the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, prepaid expenses and expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of Seller and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Assets from and after the Effective Time;

(iii)        without duplication of adjustments made in accordance with Section 2.03(a)(i) above, net proceeds received by Buyer from the sale of Products produced from or attributable to the Assets prior to the Effective Time and other proceeds received by Buyer relating to the ownership or operation of the Assets that, in accordance with generally accepted accounting principles, are attributable to periods prior to the Effective Time;

(iv)          overhead charges applicable to the operation of the Assets during the period from the Effective Time to the Closing Date, which shall be Thirty Five Thousand Dollars ($35,000.00) per month (which shall be prorated for partial months based on the number of days elapsed); and

(v)           any other amount agreed upon by the Parties in writing or set forth in this Agreement as an adjustment to the Purchase Price.

(b)          The Purchase Price shall be adjusted downward by the following:

(i)          the amount of all ad valorem, property, production, excise, severance and similar taxes based upon or measured by the ownership of the Assets or the production of Products or the receipt of proceeds therefrom, expenditures and other charges (excluding delay rentals), including, without limitation, expenses billed under applicable operating agreements (and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements), that are paid by or on behalf of Buyer and that, in accordance with generally accepted accounting principles, are attributable to the ownership or operation of the Assets prior to the Effective Time;

(ii)         net proceeds received by Seller from the sale of Products produced from or attributable to the Assets from and after the Effective Time and other proceeds received by Seller relating to the ownership or operation of the Assets that, in accordance with generally accepted accounting principles, are attributable to periods from and after the Effective Time;

(iii)        an amount equal to unpaid ad valorem, property and similar taxes based upon or measured by the ownership of the Assets that are attributable to periods of time prior to the Effective Time, which amounts shall, to the extent not actually assessed, be computed based on such taxes for the preceding tax year (such amount to be prorated for the period of Seller’s ownership before and Buyer’s ownership after the Effective Time);

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(iv)         an amount equal to the sum of all adjustments to the Purchase Price:

(1)         pursuant to Section 4.03 in respect of preferential purchase rights and consents;

(2)         pursuant to Section 5.02 in respect of Title Defects;

(3)         pursuant to Section 6.02 in respect of Adverse Environmental Conditions; and

(v)          any other amount agreed upon by the Parties in writing or set forth in this Agreement as an adjustment to the Purchase Price.

(c)          At least five (5) Business Days prior to the Closing, Seller shall prepare and submit to Buyer a settlement statement (the “Preliminary Settlement Statement”) setting forth each adjustment and credit to the Purchase Price pursuant to this Section 2.03, using for such adjustments and credits the best information then reasonably available. Prior to the Closing, Buyer may notify Seller of any objections to the Preliminary Settlement Statement; provided, however, that Buyer’s failure to notify Seller of objections prior to the Closing shall not be deemed a waiver thereof for the purposes of post-Closing adjustments. The Parties shall use their reasonable efforts to agree on a final Preliminary Settlement Statement no later than one (l) Business Day prior to the Closing. The Purchase Price, adjusted and credited as provided in the final Preliminary Settlement Statement, is referred to herein as the “Preliminary Purchase Price.” If Buyer and Seller are unable to agree upon the final Preliminary Settlement Statement, then the Preliminary Purchase Price shall be as provided in a final Preliminary Settlement Statement acceptable to Seller, and such dispute shall be resolved in the course of the post-Closing adjustments pursuant to Section 9.01.

Section 2.04         Payment of Purchase Price. The Preliminary Purchase Price (after giving effect to the Deposit, plus any interest accrued thereon, which shall be delivered to Seller from the joint control account at the Deposit Bank in accordance with Section 2.02) shall be payable at the Closing in cash by wire transfer in accordance with such wire transfer instructions as Seller may deliver to Buyer at least two (2) Business Days prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01         Representations and Warranties of Seller. Each Seller Party, as applicable, represents and warrants severally, not jointly, to Buyer solely as to such Seller Party and such Seller Party’s Ownership Share in the Assets, as of the date hereof and as of the Closing Date, as follows:

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(a)          EnerVest Institutional Fund represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located. EnerVest Working Interest Fund represents and warrants that is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located. The general partner of each of the EnerVest Institutional Fund and the EnerVest Working Interest Fund is duly organized, validly existing and in good standing under the laws of the State of Texas, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

(b)          Seller Party has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and each other document executed in connection herewith and to perform its obligations under this Agreement and each other document executed in connection herewith. The consummation of the transactions contemplated by this Agreement and each other document executed in connection herewith will not violate, or be in conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or creation of a lien under: (i) any provision of the certificate of limited partnership or limited partnership agreements or similar organizational or formation documents of Seller Party; (ii) any provision of any agreement or instrument to which Seller Party is a party or by which it is bound (other than this Agreement and any other document executed in connection herewith); or (iii) any judgment, decree, order, statute, rule or regulation applicable to Seller Party or the Assets.

(c)          This Agreement has been, and, if the Closing occurs, the documents to be executed and delivered by Seller Party at the Closing will be, duly authorized, executed and delivered on behalf of Seller Party, and this Agreement constitutes, and, if the Closing occurs, the documents to be executed and delivered by Seller Party at the Closing will be, the legal, valid and binding obligation of Seller Party, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

(d)          Seller Party has not incurred any liability, contingent or otherwise, for brokers’ or finders fees’ relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(e)          There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Seller Party’s knowledge, threatened against Seller Party.

(f)          Except as set forth on Schedule 3.01(f), there are no lawsuits, actions, proceedings or governmental investigations or inquiries pending or, to Seller Party’s knowledge, threatened against Seller Party that materially affect the ownership or operation of the Assets.

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(g)          All material federal, state and local ad valorem, property, production, severance and similar taxes based upon or measured by Seller Party’s ownership of the Assets or the production of Products therefrom that are due and owing have been paid.

(h)          Except as set forth on Schedule 3.01(h), to Seller Party’s knowledge, the Assets have been owned and operated in compliance with all applicable laws, rules and regulations (excluding, however, Environmental Laws, which are addressed in Section 3.01(i)), except for any nonmaterial noncompliance therewith that would not reasonably be expected to have a Material Adverse Effect.

(i)          To Seller Party’s knowledge, Seller Party (i) is in material compliance with all Environmental Laws applicable to the Assets, (ii) has received no notice of any violation of, or investigation relating to, any federal, state or local laws with respect to pollution or protection of the environment relating to the Assets and (iii) has obtained all environmental permits required in connection with the ownership and operation of the Assets, and has complied with and is in material compliance with all such permits.

(j)          There are no Assets that are subject to a payout schedule or payout balance that may impact Buyer’s Working Interest or Net Revenue Interest as set forth on Schedule 5.01(a) after the Effective Time.

(k)          (i) To Seller Party’s knowledge, all Contracts constituting a part of and material to the ownership and operation of the Assets (the “Material Contracts”) are in full force and effect, and (ii) Seller Party is not in default with respect to any of its material obligations thereunder.

(l)           (i) To Seller Party’s knowledge, all Leases are in full force and effect, and Seller Party is not in default with respect to any of its material obligations thereunder, and (ii) all rentals, royalties, overriding royalty interests and other payments due and owing by Seller Party under each of the Leases have been timely and accurately paid, except amounts that are being held in suspense as a result of title issues and issues relating to the location of owners.

(m)          Except for the Permitted Encumbrances, the Assets will be conveyed to Buyer free and clear of all liens, mortgages, claims and encumbrances, and at or prior to the Closing, Seller Party’s lenders with liens or encumbrances on the Assets shall execute and deliver all documentation necessary to release all such liens and encumbrances.

(n)          Except as set forth in Schedule 3.01(n) there are no preferential rights to purchase attributable or with respect to any of the Assets that are applicable to the transactions contemplated hereby.

(o)          Except as set forth in Schedule 3.01(o), there are no outstanding calls or payments under authorities for expenditures for payments or other capital commitments relating to the Assets which exceed Fifty Thousand Dollars ($50,000.00) (net to the interest of Seller Party) individually or Two Hundred Fifty Thousand Dollars ($250,000.00) (net to the interest of Seller Party) in the aggregate and which are due or which Seller Party has committed to make which have not been made as of the Effective Time.

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(p)          Except as set forth in Schedule 3.01(p), there are no consents, approvals or authorizations of any person or entity relating to any Material Contract, in each case, required to be obtained by Seller Party that are applicable to the transactions contemplated hereby.

(q)          As used herein, “Seller Party’s knowledge” or words of similar import mean the actual knowledge (after reasonable due inquiry) of any employee of a Seller Party having a title of portfolio manager, operations manager or higher. With respect to any representation or warranty pertaining to any Asset not operated by Seller Party, such representation or warranty shall be deemed to be limited to Seller Party’s knowledge with respect to such non-operated Asset (unless such representation or warranty is already qualified by knowledge).

(r)          As used herein, “Material Adverse Effect” means a condition or occurrence that would have an adverse effect on the Assets exceeding One Hundred Fifty Thousand Dollars ($150,000.00).

Section 3.02         Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

(a)          Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is or, as of Closing, will be duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located; and the general partner of Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to carry on its business and to own and operate oil and gas properties in each jurisdiction in which the Assets are located.

(b)          Buyer has all requisite power and authority to carry on its business as presently conducted and has all requisite power and authority to enter into this Agreement and each other document executed in connection herewith, to purchase the Assets on the terms described in this Agreement and to perform its other obligations under this Agreement and each other document executed in connection herewith. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with or give rise to a right of termination, cancellation or acceleration of any obligation or creation of a lien under: (i) any provision of the certificate of limited partnership or limited partnership agreements or similar organizational or formation documents of Buyer; (ii) any provision of any agreement or instrument to which Buyer is a party or by which it is bound (other than this Agreement); or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(c)          This Agreement has been, and, if the Closing occurs, the documents to be executed and delivered by Buyer at the Closing will be, duly authorized, executed and delivered on behalf of Buyer, and this Agreement constitutes, and, if the Closing occurs, the documents to be executed and delivered by Buyer at the Closing will be, the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization and other laws for the protection of creditors.

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(d)          Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders fees’ relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(e)          There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the knowledge of Buyer, threatened against Buyer.

(f)          Buyer is an experienced oil and gas company and experienced in oil and gas operations. Buyer has entered into this Agreement on the basis of its own independent judgment and analysis. Buyer is in the business of purchasing and owning oil and gas properties. The Assets to be acquired by Buyer pursuant to this Agreement are being acquired by it for its own account for investment purposes and not for distribution within the meaning of any securities law. In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.

(g)          Buyer will have at the Closing all funds necessary to pay the Preliminary Purchase Price and any other amounts contemplated by this Agreement to be paid at Closing. Buyer’s ability to consummate the transactions contemplated hereby is not contingent on its ability to secure financing or to complete any public or private placement of securities prior to or upon Closing.

Section 3.03         Disclaimer of Representations and Warranties.

(a)          BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED OTHER THAN AS SPECIFICALLY SET FORTH IN THIS AGREEMENT or any document executed in connection herewith INCLUDING, BUT NOT LIMITED TO, RELATING TO THE CONDITION OF ANY REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES CONSTITUTING PART OF THE ASSETS INCLUDING, WITHOUT LIMITATION: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; (iii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iv) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (v) ANY IMPLIED OR EXPRESS WARRANTY, INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT; (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, NATURALLY OCCURRING RADIOACTIVE MATERIAL OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH, IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER WILL MAKE OR CAUSE TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS BUYER DEEMS APPROPRIATE AND, EXCEPT FOR BUYER’S REMEDIES WITH RESPECT TO ADVERSE ENVIRONMENTAL CONDITIONS AS PROVIDED IN ARTICLE 6 HEREIN, BUYER WILL ACCEPT THE REAL OR IMMOVABLE PROPERTY, PERSONAL OR MOVABLE PROPERTY, EQUIPMENT, INVENTORY, MACHINERY AND FIXTURES AS IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

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(b)          EXCEPT AS PROVIDED IN SECTION 3.01, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO: (i) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; OR (ii) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, OR THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY.

Section 3.04         Disclosure Schedules. Any fact, circumstance or matter disclosed on any of the schedules to this Agreement shall be deemed to qualify each and all of Seller’s representations and warranties to the extent that it is readily apparent that such fact, circumstance or matter disclosed on such schedule is applicable to such other representation or warranty and, if such requirement is satisfied, Buyer shall not be entitled to claim that any such fact, circumstance or matter constitutes a breach of any of Seller’s representations or warranties contained herein.

ARTICLE IV

PRE-CLOSING COVENANTS AND AGREEMENTS

Section 4.01         Pre-Closing Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

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(a)          Upon execution of this Agreement, Seller will make the Records available to Buyer for examination at a location designated by Seller and subject to such other reasonable limitations as Seller may require.

(b)          Prior to the Closing Date and, with respect to non-operated Assets, subject to any necessary third party operator approval and Buyer’s execution of any agreement required by such third party operator, Seller shall permit Buyer and its representatives at reasonable times and at Buyer’s sole risk, cost and expense, to conduct reasonable inspections of the Assets (including an environmental assessment); provided, however, Buyer shall repair any damage to the Assets resulting from such inspections and BUYER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER AND ITS PARTNERS, SUBSIDIARIES AND AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS FROM AND AGAINST ANY AND ALL LOSSES OR CAUSES OF ACTION ARISING FROM THE INSPECTION OF THE ASSETS BY BUYER OR ITS CONTRACTORS, AGENTS, CONSULTANTS OR REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGES, PERSONAL INJURIES OR DEATH, BUT EXCLUDING ANY LOSSES OR CAUSES OF ACTIONS AS A RESULT OF SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(c)          During the period from the date of this Agreement to the Closing, Seller agrees, unless specifically waived by Buyer in writing, as follows:

(i)          Subject to the provisions of applicable operating and other agreements, Seller shall cause EnerVest Operating, L.L.C. to operate, maintain and administer the Assets in a good and workmanlike manner, consistent with its past practices as a reasonably prudent operator and shall maintain, or cause to be maintained, the existing insurance with respect to the Assets.

(ii)         Except for emergency action taken in the face of risk to life, property or the environment (in which case Seller shall promptly notify Buyer of the cause, the amount expended and contracts and commitments relating to same), Seller shall submit to Buyer for prior written approval, which approval shall not be unreasonably withheld, all requests for capital expenditures and all proposed new contracts and agreements relating to the Assets that involve individual commitments of more than Fifty Thousand Dollars ($50,000.00), net to Seller’s interest.

(iii)        Seller will not sell, farmout, encumber or dispose of any of the Assets, except pursuant to existing preferential purchase rights that are exercised prior to the Closing.

(iv)         Seller will not enter into any material new contract affecting the Assets or modify, amend in any material respect or terminate any Lease or existing Contract or enter into any new sales contracts or supply contracts with a term of more than thirty (30) calendar days.

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(v)          Seller will not settle any claim, action or proceeding relating to the Assets that is in excess of Fifty Thousand Dollars ($50,000.00), net to Seller’s interest, without Buyer’s written consent, which consent shall be timely and shall not be unreasonably withheld.

(vi)         Seller will not plug any Well capable of production of hydrocarbons in commercial quantities.

(d)          Buyer acknowledges that Seller owns an undivided interest in certain of the Assets, and Buyer agrees that the acts or omissions of the other working interest owners who are not affiliated with Seller shall not constitute a violation of the provisions of this Section 4.01, nor shall any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner that complies with the provisions of this Article IV.

Section 4.02         Pre-Closing Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller that Buyer shall maintain its status as a limited partnership and shall assure that as of the Closing Date it will not be under any material partnership or contractual restriction that would prohibit or delay the timely consummation of the transaction contemplated herein.

Section 4.03         Preferential Rights and Consents.

(a)          Within five (5) Business Days after execution of this Agreement, Seller shall send notices to the holders of preferential rights or consents to assign under joint operating agreements (which consents, for purposes of this Agreement, shall be treated as preferential rights under Section 4.03(b) through (d) below) applicable to the transactions contemplated hereby. The form and content of all solicitations for the waivers affecting the Assets shall be determined by Seller, after consultation with Buyer, and shall not be inconsistent with any of the terms of this Agreement.

(b)          In the event a third party exercises an applicable preferential right to purchase any of the Assets prior to the Closing Date (and does not, prior to the Closing, subsequently waive such preferential purchase right) or a preferential right has not expired prior to the Closing Date, the affected Assets shall be removed from this Agreement and the Purchase Price shall be reduced by the Allocated Value of such Assets. For a period of sixty (60) days after the Closing Date, Seller may, from time to time, notify Buyer in writing if the holder of such exercised preferential right has withdrawn its exercise thereof or has failed to close or the applicable preferential right has expired (without challenge or comment from the holder of such preferential right). Within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer, and Buyer shall purchase and accept from Seller, the affected Assets pursuant to the terms of this Agreement and for the Allocated Value thereof (as adjusted pursuant to Section 2.03).

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(c)          If on the Closing Date preferential purchase rights applicable to any of the Assets have not expired or been waived, the affected Assets shall be excluded from the Assets delivered at the Closing and the Purchase Price shall be reduced by the Allocated Value of such Assets. The Parties shall conduct a subsequent closing sixty (60) days after the Closing Date (the “Second Closing”) with respect to each of the excluded Assets for which the applicable preferential purchase rights have expired or been waived. If any preferential purchase rights have neither expired nor been waived within sixty (60) days after the Closing Date, the affected Assets, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same, unless Seller and Buyer agree in writing to proceed with a closing on such Assets.

(d)          If more than sixty (60) days after the Closing, a third party exercises an applicable preferential right to purchase any of the Assets of which Seller and Buyer were not aware prior to the expiration of such period, then Buyer shall sell, assign and convey the affected Asset to such third party and Buyer shall be entitled to receive and collect the proceeds of the purchase, either from such third party directly or from any Seller Party that receives and collects such proceeds. This provision shall survive the Closing indefinitely.

(e)          Seller will use reasonable efforts to attempt to obtain any other required consents (other than governmental consents customarily obtained post-Closing, consents under joint operating agreements described in Section 4.03(a) or other approvals customarily obtained post-Closing) for the valid assignment of any Asset with an Allocated Value of greater than zero prior to the Closing. If on the Closing Date any such consents have not been obtained, and (i) the failure to obtain such consent would cause (A) the assignment of the Assets affected thereby to Buyer to be void or voidable, or (B) the termination or loss of a contract or an Asset under the express terms thereof, or (ii) Seller has been notified that the holder of any such consent right has rejected or will otherwise not grant such consent, then Buyer shall have the right to elect that any such affected Asset (a “Hard Consent Asset”) not be transferred to Buyer at Closing. In such cases, such Hard Consent Asset shall be retained by Seller and the Purchase Price shall be reduced by the Allocated Value of such Hard Consent Asset. If an unsatisfied consent requirement with respect to a Hard Consent Asset for which an adjustment is made to the Purchase Price is subsequently satisfied prior to the date that is sixty (60) days after the Closing, the Parties shall include such Hard Consent Asset in the Second Closing at which (y) Seller shall convey such Hard Consent Asset to Buyer in accordance with this Agreement, and (z) Buyer shall pay an amount equal to the Allocated Value of such Hard Consent Asset to Seller. If such consent requirement is not satisfied within sixty (60) days after the Closing, the affected Hard Consent Assets, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same, unless Seller and Buyer agree in writing to proceed with a closing on such Hard Consent Assets. If on the Closing Date any other consents (other than consents relating to Hard Consent Assets) have not been obtained the affected Assets nevertheless shall be delivered at the Closing and the Allocated Value therefor shall be included in the Purchase Price, but after the Closing Seller shall continue its efforts to obtain such consents on a case by case basis as agreed upon by Buyer and Seller.

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Section 4.04         Casualty Loss. If, subsequent to the date of this Agreement and prior to the Closing, all or any portion of the Assets are (i) destroyed by fire or other casualty or (ii) are taken in condemnation or under the right of eminent domain (or proceedings for such purposes are pending or threatened) (collectively, “Casualty Loss”), Buyer shall purchase the affected Assets notwithstanding any such Casualty Loss and the Purchase Price shall not be adjusted. At the Closing Seller shall pay to Buyer all sums paid to Seller by third parties by reason of the Casualty Loss, and shall assign, transfer and set over or surrogate unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the Casualty Loss. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer, such consent not to be unreasonably withheld.

ARTICLE V

 TITLE MATTERS

Section 5.01         Definitions.

(a)          The term “Defensible Title” shall mean such title held by each Seller Party on the Effective Time which, except for and subject to the Permitted Encumbrances: (i) entitles each Seller Party to receive its Ownership Share as to each Property of not less than the Net Revenue Interest set forth on Schedule 5.01(a) of the Products produced and saved from such Property for the life of such Property; (ii) obligates each Seller Party to bear its Ownership Share of costs and expenses relating to the drilling, maintenance, development, operation and plugging and abandonment of a Property in an amount not greater than the Working Interest set forth in Schedule 5.01(a) for such Property (unless there is a proportionate increase in the corresponding Net Revenue Interest) for the life of such Property; and (iii) is free and clear of liens, mortgages, charges, encumbrances, security agreements, interests, claims, defects and similar burdens.

(b)          The term “Permitted Encumbrances,” as used herein, means:

(i)          lessors’ royalties, overriding royalties, unitization and pooling designations and agreements, reversionary interests and similar burdens that do not reduce the Net Revenue Interest for any Property below that shown on Schedule 5.01(a) for such Property or increase the Working Interest for any Property above that set forth on Schedule 5.01(a) for such Property without a proportionate increase in the corresponding Net Revenue Interest;

(ii)         third party consents required for the transfer of any of the Assets which (i) are obtained prior to the Closing, (ii) if not obtained do not cause the affected Asset to be a Hard Consent Asset, or (iii) are required consents, notices to, filings with, or other actions by governmental entities which are customarily obtained post-Closing;

(iii)        preferential rights to purchase all or any portion of the Assets that are set forth on Schedule 3.01(n);

(iv)         easements, rights-of-way, servitudes, licenses and permits on, over, across or in respect of any of the Assets not materially interfering with the operation, exploration, development, value or use of any Assets;

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(v)          materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets: (A) if they have not been filed pursuant to law; or (B) if filed, they have not yet become due and payable; and

(vi)         any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that, individually or in the aggregate, (i) do not materially reduce the value of or materially interfere with the use, ownership or operation of the Assets subject thereto or affected thereby, (ii) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, (iii) do not prevent Seller from receiving the proceeds of production, and (iv) do not operate to: (A) reduce the Net Revenue Interest for any Property below that set forth on Schedule 5.01(a) for such Property; or (B) increase the Working Interest for any Property above that set forth on Schedule 5.01(a) for such Property without a proportionate increase in the corresponding Net Revenue Interest.

(c)          The term “Title Defect” as used herein shall mean any encumbrance or defect in Seller’s title to the Leases that renders a Seller Party’s title to the Leases to be less than Defensible Title.

(d)          The term “Title Benefit” as used herein shall mean any condition that (i) entitles a Seller Party to receive as to a Property set forth in Schedule 5.01(a) a greater Net Revenue Interest than that set forth on Schedule 5.01(a) for such Property; or (ii) obligates a Seller Party to bear costs and expenses relating to the drilling, maintenance, development and operation and plugging and abandonment of a Property in an amount less than the Working Interest set forth in Schedule 5.01(a) for such Property, unless there is a proportionate decrease in the corresponding Net Revenue Interest.

Section 5.02         Title Defect Adjustments.

(a)          No action (including no adjustment to the Purchase Price) shall be required under Section 5.02(c) below in respect of any individual Title Defect unless the value of such Title Defect equals or exceeds a threshold of One Thousand Five Hundred Dollars ($1,500.00) with respect to a Property. With respect to all Title Defects meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under Section 5.02(c) except and only to the extent that the aggregate value of all such Title Defects and all timely asserted Adverse Environmental Conditions meeting the individual claim threshold set forth in Section 6.02(a), net of all Title Benefit Offsets, exceeds a deductible equal to one percent (1%) of the Purchase Price as to both Seller Parties.

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(b)          Buyer shall give Seller written notice of any Title Defects alleged by Buyer at least three (3) days prior to the Closing Date. Such notice (a “Defect Notice”) shall be in writing and shall include: (i) a description of each Title Defect; (ii) the Allocated Value of the Properties affected by each Title Defect; (iii) the amount by which Buyer believes the Allocated Value of each of such Properties has been reduced because of each Title Defect, and (iv) documentation or other evidence reasonably supporting Buyer’s assertion of each Title Defect and the reduction in Allocated Value asserted pursuant to the preceding clause (iii) with respect thereto. For the purposes of this Article V, Buyer shall be deemed to have waived all Title Defects of which Seller has not been given timely notice and all Title Defects that do not meet the requirements set forth in Section 5.02(a). All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. Upon timely delivery of a Defect Notice under this Section 5.02, Buyer and Seller Party will in good faith negotiate the validity of the Title Defect and the amount of any adjustment to the Purchase Price using the following criteria:

(i)          If the alleged Title Defect is based on owning a Net Revenue Interest in a Property which is less than the Net Revenue Interest percentage necessary for the Seller Party to have had Defensible Title in such Property, then a downward adjustment to the Purchase Price shall be calculated by multiplying the Allocated Value set forth on Schedule 5.01(a) for such Property by a fraction, the numerator of which is an amount equal to the Net Revenue Interest percentage necessary for the Seller Party to have had Defensible Title to such Property, less the Net Revenue Interest to which the Seller Party is actually entitled taking such Title Defect into account, and the denominator of which is the Net Revenue Interest percentage necessary for the Seller Party to have had Defensible Title to such Property.

(ii)         If the Title Defect is based on a lien upon a Property that is liquidated in amount, then the adjustment is the lesser of the amount necessary to remove such lien from the affected Property or the Allocated Value of the affected Property.

(iii)        If the Title Defect is based on an obligation, burden or liability upon a Property for which the Buyer’s economic detriment is not liquidated but can be estimated with reasonable certainty, then, subject to the other provisions hereof, the adjustment is the lesser of the amount necessary to compensate Buyer for the adverse economic effect on the affected Property or the Allocated Value of the affected Property.

(c)          Subject to the limitations contained in Section 5.02(a), a Property affected by a Title Defect shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property unless, prior to one (1) day before the Closing Date, either: (i) the Title Defect has been cured by Seller to the reasonable satisfaction of Buyer; (ii) Buyer agrees to waive the relevant Title Defect and purchase the affected Asset(s) notwithstanding such Title Defect; or (iii) Buyer and Seller agree upon a reduction of the Purchase Price with respect to such Title Defect.

(d)          With respect to any property affected by a Title Defect which is excluded from the Assets pursuant to Section 5.02(c), the Seller shall have sixty (60) days after the Closing to cure any such Title Defect, and to the extent that such Title Defect is cured to Buyer’s reasonable satisfaction, the Parties shall include in the Second Closing each of the excluded Assets for which the Title Defects have been cured. If any Title Defects have not been cured by the date of the Second Closing, the affected Assets, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same, unless Seller and Buyer agree in writing to proceed with a closing on such Assets.

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Section 5.03         Title Benefit Offsets. Buyer shall promptly notify each Seller Party of any Title Benefits identified by Buyer prior to the Closing, such notice to include a description of the Title Benefit and the Properties affected. Each Seller Party shall give Buyer written notice of any Title Benefits alleged by each Seller Party at least ten (10) days prior to the Closing Date. Such notice (a “Benefit Notice”) shall be in writing and shall include: (i) a description of each Title Benefit; (ii) the Allocated Value of the Properties affected by each Title Benefit; (iii) the amount by which each Seller Party believes the value of each of such Properties has been increased because of each Title Benefit, and (iv) documentation or other evidence reasonably supporting each Seller Party’s assertion of each Title Benefit and the increase in value asserted pursuant to the preceding clause (iii) with respect thereto. The upward adjustment to the Purchase Price in respect of each Title Benefit shall be determined in the same manner as provided in Section 5.02 with respect to Title Defects. Each Seller Party shall be deemed to have waived all Title Benefits of which Buyer has not been given timely notice. A Property affected by a Title Benefit shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property unless, prior to one (1) day before the Closing Date, either (i) each Seller Party agrees to waive the relevant Title Benefit and sell the affected Asset(s) notwithstanding such Title Benefit or (ii) Buyer and each Seller Party agree upon an adjustment to the Purchase Price with respect to such Title Benefit (a “Title Benefit Offset”). All Title Benefit Offsets shall be netted against the value of Title Defects and Adverse Environmental Conditions as provided in Sections 5.02(c) and 6.02(c). Upon a timely delivery of a Benefit Notice under this Section 5.03, Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price; provided that, (y) no action (including no adjustment to the Purchase Price) shall be required under this Section 5.03 in respect of any individual Title Benefit unless the value of such Title Benefit Offset equals or exceeds a threshold of One Thousand Five Hundred Dollars ($1,500.00) with respect to an Oil and Gas Property and (z) with respect to all Title Benefits meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under this Section 5.03 except and only to the extent the aggregate value of all such Title Benefits meeting such threshold, exceeds a deductible equal to one percent (1%) of the Purchase Price as to both Seller Parties.

Section 5.04         Special Warranty of Title. Each Seller Party, individually, and not jointly, warrants Defensible Title to the Leases and fee minerals included in the Assets unto Buyer, its successors and assigns, against all claims BY, THROUGH OR UNDER SUCH SELLER PARTY, BUT NOT OTHERWISE.

Section 5.05         Limitations. THIS ARTICLE V AND EACH SELLER PARTY’S SPECIAL WARRANTY OF TITLE IN SECTION 5.04 AND THE ASSIGNMENT AND BILL OF SALE SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO SELLER’S TITLE TO THE ASSETS.

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ARTICLE VI

ENVIRONMENTAL MATTERS

Section 6.01         Adverse Environmental Conditions. An “Adverse Environmental Condition” means any condition or circumstance of the Assets which is not in compliance with applicable Environmental Law. “Environmental Law” means all laws, statutes, ordinances, rules and regulations of any governmental authority pertaining to protection of the environment in effect as of the Effective Time and as interpreted by court decisions or administrative orders as of the Effective Time in the jurisdiction in which such Asset is located. Environmental Law does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or merely recommended, but not required, by a governmental authority.

Section 6.02         Adverse Environmental Condition Adjustments.

(a)          No action (including no adjustment to the Purchase Price) shall be required under this Section 6.02 in respect of any individual Adverse Environmental Condition existing on a Property unless the value of such Adverse Environmental Condition equals or exceeds a threshold of Twenty Thousand Dollars ($20,000.00) with respect to a Property. With respect to all Adverse Environmental Conditions meeting such threshold, no action (including no adjustment to the Purchase Price) shall be required under this Section 6.02 except and to the extent that the aggregate value of all such Adverse Environmental Conditions and all timely asserted Title Defects meeting the individual claim threshold set forth in Section 5.02(a), net of all Title Benefit Offsets, exceeds a deductible equal to one percent (1%) of the Purchase Price as to both Seller Parties.

(b)          Buyer shall give each Seller Party written notice of any Adverse Environmental Conditions alleged by Buyer at least three (3) days prior to the Closing Date. Such notice shall be in writing and shall include: (i) a description of each Adverse Environmental Condition; (ii) the Allocated Value of the Properties affected by each Adverse Environmental Condition; (iii) the expenditures that Buyer estimates will be required to place the Assets affected by each Adverse Environmental Condition into compliance with applicable Environmental Law, and (iv) documentation or other evidence reasonably supporting Buyer’s assertion of each Adverse Environmental Condition and the expenditures provided pursuant to the preceding clause (iii) with respect thereto. For the purposes of this Article VI, Buyer shall be deemed to have waived all Adverse Environmental Conditions of which Seller has not been given timely notice hereunder and all Adverse Environmental Conditions that do not meet the requirements set forth in Section 6.02(a).

(c)          Subject to the limitations contained in Section 6.02(a), a Property affected by an Adverse Environmental Condition shall be excluded from the Assets to be purchased by Buyer hereunder and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Property unless, prior to one (1) day before the Closing Date, either: (i) the Adverse Environmental Condition has been cured by Seller to the reasonable satisfaction of Buyer; (ii) Buyer agrees to waive the relevant Adverse Environmental Condition and purchase the affected Assets notwithstanding the Adverse Environmental Condition; or (iii) Buyer and Seller agree upon a reduction of the Purchase Price with respect to such Adverse Environmental Condition. If Seller and Buyer agree to a downward adjustment to the Purchase Price pursuant to clause (iii) above, said adjustment shall not reflect any costs to remediate to a more stringent remediation standard than is required by Environmental Laws.

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Section 6.03         Limitations. THIS ARTICLE VI AND SECTION 9.05(b) SHALL BE THE SOLE AND EXCLUSIVE REMEDY AND RIGHT OF RECOVERY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY ADVERSE ENVIRONMENTAL CONDITIONS OR OTHER MATTER OR CIRCUMSTANCE WITH RESPECT TO THE ASSETS RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01         Seller’s Conditions. The obligations of Seller to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)          All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing;

(b)          Buyer shall have provided Seller evidence reasonably satisfactory to Seller that Buyer, as of the Closing is qualified to do business and to own and operate the Assets in the jurisdictions in which the Assets are located; and

(c)          Buyer shall have delivered (and, immediately prior to Closing, Buyer shall be ready, willing and able to deliver), to Seller at Closing, all Closing deliveries described in Section 8.03.

Section 7.02         Buyer’s Conditions. The obligations of Buyer to consummate the transactions contemplated by this Agreement at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)          All representations and warranties of each Seller Party contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing, and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing;

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(b)          Seller shall have delivered (and, immediately prior to Closing, Seller shall be ready, willing and able to deliver), to Buyer at Closing, all Closing deliveries described in Section 8.03; and

(c)          Seller shall have delivered evidence, reasonably satisfactory to Buyer, that EnerVest Energy Institutional Fund X-B, L.P. has relinquished any rights it has to a net profits overriding royalty interest or similar interest with respect to the Assets and that it shall have no such further rights with respect to the Assets.

Section 7.03         Mutual Conditions. The obligations of Buyer and Seller at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions:

(a)          No suit or proceeding brought by a party other than Buyer, or either Seller Party, shall be pending, nor shall any order have been entered by any court or governmental agency having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of the Closing, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(b)          All consents, authorizations, orders, permits and approvals for (or registrations, declarations or filings with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby shall have been obtained or made.

(c)          Capital C Energy Operations, L.P., CGAS Properties, L.P., and Belden & Blake Corporation shall have closed contemporaneously on the transactions contemplated by that certain Stock Purchase Agreement dated of even date herewith (the “Stock Purchase Agreement”).

ARTICLE VIII

CLOSING

Section 8.01         Date of Closing. Unless the Parties agree otherwise in writing and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the “Closing”) shall be held on or before October 1, 2015 (the “Target Closing Date”). The date on which the Closing occurs shall be referred to herein as the “Closing Date.” The consummation of the transactions contemplated in Section 4.03(c), Section 4.03(e) and Section 5.02(d) for the Second Closing shall be held on or before November 30, 2015. Unless the context requires otherwise, when used in Section 7.01 through Section 7.03 and Section 8.02 and Section 8.03, the terms “Closing” and “Closing Date” shall mean and refer to the Closing and the Second Closing, as applicable.

Section 8.02         Place of Closing. The Closing shall be held at the offices of Seller in Houston, Texas.

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Section 8.03         Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)          Seller and Buyer shall execute, acknowledge and deliver Assignments and Bills of Sale, in sufficient counterparts to facilitate recording, substantially in the form of Exhibit B attached hereto, assigning the Assets to Buyer;

(b)          After giving effect to the Deposit, plus any interest accrued thereon, which shall be delivered to Seller from the joint control account at the Deposit Bank in accordance with Section 2.02, Buyer shall deliver to Seller the Preliminary Purchase Price by wire transfer in immediately available federal funds;

(c)          Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets assigned to Buyer;

(d)          Each Seller Party shall deliver a certificate executed by an authorized officer of such Seller Party certifying on behalf of such Seller Party that, to the best of such officer’s knowledge, the representations and warranties of such Seller Party set forth in Section 3.01 hereof, to the extent qualified with respect to materiality, are true and correct in all respects, and to the extent not so qualified, are true and correct in all material respects, at and as of the Closing and that all obligations of Seller hereunder that are required to be performed at or prior to the Closing have been performed in all material respects;

(e)          Buyer shall deliver a certificate executed by an authorized officer or representative of Buyer certifying on behalf of Buyer that, to the best of such officer’s knowledge, the representations and warranties of Buyer set forth in Section 3.02 hereof, to the extent qualified with respect to materiality, are true and correct in all respects, and to the extent not so qualified, are true and correct in all material respects, at and as of the Closing and that all obligations of Buyer hereunder that are required to be performed at or prior to the Closing have been performed in all material respects;

(f)          Each Seller Party shall deliver a certificate duly executed by an authorized officer or representative of such Seller Party, dated as of the Closing, (i) attaching and certifying on behalf of such Seller Party those instruments authorizing the execution, delivery and performance by Seller or such Seller Party, as the case may be, of this Agreement and the transactions contemplated hereby; and (ii) certifying on behalf of such Seller Party the incumbency of each officer or authorized representative of Seller executing this Agreement or any document delivered at the Closing;

(g)          Buyer shall deliver a certificate duly executed by an authorized officer or representative of Buyer, dated as of the Closing, (i) attaching and certifying on behalf of Buyer those instruments authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby; and (ii) certifying on behalf of Buyer the incumbency of each officer or authorized representative of Buyer executing this Agreement or any document delivered at the Closing;

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(h)          Each Seller Party shall deliver a certificate duly executed by an authorized officer or representative of such Seller Party, dated as of the Closing, certifying as to such Seller Party’s non-foreign status pursuant to, and in conformity with the requirements of, Treasury Regulation Section 1.1445-2 of the Internal Revenue Code of 1986, as amended;

(i)          Each Seller Party shall deliver to Buyer a release of all liens and encumbrances from the lenders under any credit facilities of such Seller Party and from the holders of any other mortgages, deeds of trust, security agreements or comparable security interests on title created by, through, or under such Seller Party (other than with respect to Permitted Encumbrances); and

(j)          Each Party shall execute and deliver any and all other original instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by another Party.

ARTICLE IX

OBLIGATIONS AFTER CLOSING

Section 9.01         Post-Closing Adjustment Procedure. As soon as reasonably practicable, but no later than ninety (90) days after the Closing Date, Seller shall deliver to Buyer a final settlement statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price required under Section 2.03. Seller shall make available the necessary records to permit Buyer to conduct an audit of the Final Settlement Statement during the forty-five (45) day period commencing on the date the Final Settlement Statement is delivered to Buyer (the “Audit Period”). As soon as reasonably practicable, but no later than the end of the Audit Period, Buyer may deliver to Seller a written report containing any changes Buyer proposes to such statement. Any matters covered by the Final Settlement Statement as delivered by Seller to which Buyer fails to object in the written report shall be deemed correct and shall be final and binding on the Parties and not subject to further review, audit or arbitration. The undisputed amounts (net of any amounts in dispute) will be paid or collected promptly in cash only. The Parties agree to negotiate in good faith to resolve any disputes relating to items in the Final Settlement Statement and shall meet no later than fifteen (15) days after Seller receives Buyer’s written report to attempt to agree on any adjustments to the Final Settlement Statement. If the Parties fail to agree on final adjustments within that fifteen (15) day period, either Party may submit the disputed items, no later than the thirtieth (30th) day following the expiration of such fifteen (15) day period, to KPMG or another nationally-recognized, United States-based accounting firm on which the Parties agree in writing (the “Accounting Referee”). The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after its receipt of relevant materials pertaining to the dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Buyer shall share equally the Accounting Referee’s fees and expenses. The Final Settlement Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties and not subject to further review, audit or arbitration. Payment by Buyer or Seller, as applicable, for any disputed amount on the Final Settlement Statement shall be made within five (5) Business Days after the earlier of (i) the date such amount is agreed, or deemed agreed, by the Parties and (ii) the date the Parties receive the Accounting Referee’s decision (such earlier date being the “Final Settlement Date”).

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Section 9.02         Allocation of Revenues. Seller shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time prior to the Effective Time and Buyer shall be entitled to all operating revenues (and related accounts receivable) attributable to the Assets to the extent the foregoing relate to the period of time from and after the Effective Time. Except for amounts accounted for in connection with the Preliminary Settlement Statement or the Final Settlement Statement, (a) if Buyer receives any funds to which Seller is entitled pursuant to the preceding sentence, then Buyer shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Seller and (b) if Seller receives any funds to which Buyer is entitled pursuant to the preceding sentence, then Seller shall promptly, and in no event more than thirty (30) days after receipt, deliver such funds to Buyer.

Section 9.03         Files and Records. As soon as practicable, but in any event within ten (10) days after the Closing Date, Seller shall deliver the Records to Buyer (other than division order files, which will be delivered within thirty (30) days following the Closing). Seller shall furnish originals of paper files to the extent they are maintained in the normal course of business. If any related file information is maintained as imaged documents, this data will be delivered to Buyer on CD format for Buyer to print the documents or load to an imaging system. Seller, at its sole cost, shall have the right to make copies of all Records delivered to Buyer. Buyer shall retain, or shall cause its assigns to retain, the Records and make them available to Seller for seven (7) full calendar years following the Closing Date, in Buyer’s office during normal business hours. If Buyer desires to destroy any portion of the Records within such seven (7) year period, it shall notify Seller prior to such destruction and provide Seller an opportunity to take possession of the Records to be destroyed, at Seller’s expense.

Section 9.04         Buyer’s Assumed Obligations and Release. If Closing occurs, subject to Seller’s indemnification obligations under Section 9.05(b):

(a)          BUYER EXPRESSLY AGREES TO ASSUME RESPONSIBILITY FOR AND AGREES TO PAY, PERFORM, FULFILL AND DISCHARGE ALL CLAIMS, COSTS, EXPENSES, LIABILITIES AND OBLIGATIONS ACCRUING OR RELATING TO OWNING, DEVELOPING, EXPLORING, OPERATING AND MAINTAINING THE ASSETS, WHETHER RELATING TO PERIODS BEFORE OR AFTER THE EFFECTIVE TIME, INCLUDING, WITHOUT LIMITATION, ALL ENVIRONMENTAL CLAIMS, WHETHER ARISING OR ACCRUING BEFORE OR AFTER THE EFFECTIVE TIME, REGARDLESS OF THE NEGLIGENCE OR STRICT LIABILITY OF SELLER (THE “ASSUMED OBLIGATIONS”). AS USED HEREIN, “ENVIRONMENTAL CLAIMS” MEANS ALL CLAIMS OR DEMANDS, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR PROPERTY DAMAGE, PERSONAL INJURY, WRONGFUL DEATH, AND NATURAL RESOURCE DAMAGE ARISING (OR ALLEGED TO ARISE) FROM OR RELATED TO ADVERSE ENVIRONMENTAL CONDITIONS WITH RESPECT TO THE ASSETS OR OTHERWISE RELATING TO THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION IN, ON, UNDER OR FROM THE ASSETS OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS.

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(b)          BUYER HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST SELLER WITH RESPECT TO ANY OF THE ASSUMED OBLIGATIONS, INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL CLAIMS OR ADVERSE ENVIRONMENTAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, MATTERS OR CIRCUMSTANCES RELATING TO ENVIRONMENTAL LAWS, THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR POLLUTANTS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH. BUYER EXPRESSLY ASSUMES THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIALS, HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, ASBESTOS, SOLID WASTES, OR POLLUTANTS, AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION.

(c)          WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IF CLOSING OCCURS, BUYER, FROM AND AFTER CLOSING, ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY ALL COSTS AND EXPENSES ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES, AND CLEARING AND RESTORATION OF SITES ASSOCIATED WITH THE ASSETS.

Section 9.05         Indemnification. From and after the Closing:

(a)          BUYER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (“SELLER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH (i) ANY ASSUMED OBLIGATION, OR (ii) BUYER’S BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN.

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(b)          SELLER SHALL DEFEND, INDEMNIFY, RELEASE AND HOLD HARMLESS BUYER, ITS OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS (“BUYER INDEMNIFIED PARTIES”) AGAINST ALL LOSSES, DAMAGES, CLAIMS, DEMANDS, SUITS, COSTS, EXPENSES, LIABILITIES AND SANCTIONS OF EVERY KIND AND CHARACTER, INCLUDING WITHOUT LIMITATION REASONABLE ATTORNEYS’ FEES, COURT COSTS AND COSTS OF INVESTIGATION, WHICH ARISE FROM OR IN CONNECTION WITH SELLER’S BREACH OF ANY OF ITS REPRESENTATIONS, WARRANTIES OR COVENANTS HEREIN.

Section 9.06         Survival; Limitations on Indemnification.

(a)          The representations and warranties of Seller contained in Section 3.01(f) through Section 3.01(o) shall survive the Closing and expire at 5:00 p.m. Central Time on December 31, 2015. The remainder of the representations, warranties, covenants and agreements shall survive indefinitely unless expressly stated to survive for a shorter period of time. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration.

(b)          The indemnification obligations under Section 9.05 shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to claims with respect to which a Claim Notice has been delivered in accordance with Section 9.07 prior to such termination date. Buyer’s indemnification obligations under Section 4.01(b) shall continue without time limit.

(c)          Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer under this Agreement unless, and then only to the extent that, the aggregate losses, damages, claims, demands, suits, costs, expenses, liabilities and sanctions to which Buyer would be entitled to indemnification (but for the provision of this Section 9.06(c)) exceeds a deductible equal to Two Hundred Fifty Thousand Dollars ($250,000.00).

(d)          Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability under this Agreement in respect of all breaches of its representations, warranties and covenants contained herein shall not exceed twenty-five percent (25%) of the Purchase Price.

(e)          Neither Party shall have any obligation under Section 9.05 with respect to any amount finally agreed in the Final Settlement Statement pursuant to Section 9.01, provided such Party has paid all amounts due from it in accordance therewith.

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Section 9.07         Indemnification Procedures. All claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 9.07. Any person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.” In the event that any claims are asserted against or sought to be collected from an Indemnified Party by a third party, and a Party wishes to assert a claim for indemnity hereunder such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”). A Party seeking indemnity by an Indemnifying Party hereunder shall provide its Claim Notice promptly after such Party has actual knowledge of the claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served by a third party on the applicable Indemnified Party with respect to the claim; provided that the failure of any Party to give notice of a claim as provided in this Section shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the claim or otherwise prejudices the Indemnifying Party’s ability to defend against the claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claims that the Indemnifying Party elects to contest. Such cooperation shall include, without limitation, the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the claims at issue. No claim may be settled or otherwise compromised without the prior written consent of the Indemnifying Party. No claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

Section 9.08         Suspense Funds. The responsibility for payment of amounts held in suspense by Seller for periods prior to the Effective Time as to any of the Assets (such as suspended royalties held in the ordinary course of business as a result of title defects or changes of ownership) and the funds so held shall be transferred to Buyer at the Closing Date (along with all reasonable supporting documentation to the extent in Seller’s possession). After such time, any items accruing to suspense on account of production from the Assets shall be the responsibility of Buyer. From and after the Closing Date, Buyer shall assume all responsibility for such accounts and shall indemnify and hold Seller harmless from any claim or liability with respect thereto.

Section 9.09         Recordation and Post-Closing Consents. After the Closing, Buyer shall be responsible for filing and recording the documents associated with assignment of the Assets to Buyer and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by law and in all applicable counties. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings. Buyer shall be responsible for obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith.

Section 9.10         Taxes.

(a)          Real and Personal Property Taxes. Pursuant to Section 2.03, all ad valorem taxes, real property taxes and personal property taxes (“Real and Personal Property Taxes”) for the year in which the Effective Time occurs shall be apportioned as of the Effective Time between Seller and Buyer. For any year in which an apportionment is required, Buyer shall file all required reports and returns incident to these taxes assessed for the year in which the Effective Time occurs that are not paid by Seller as of the Closing Date.

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(b)          Sales and Other Transfer Taxes. The Purchase Price does not include any sales taxes or other transfer taxes imposed in connection with the sale of the Assets. Buyer shall pay any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fee and real estate transfer stamps or taxes imposed on the transfer of the Assets pursuant to the Agreement. If Buyer is of the opinion that it is exempt from the payment of any such sales tax or transfer tax, Buyer shall furnish to Seller the appropriate tax exemption certificate.

(c)          Tax Proceedings. In the event Buyer receives notice of any examination, claim, adjustment or other proceeding relating to the liability for taxes with respect to any period prior to the Effective Time, Buyer shall notify Seller in writing within thirty (30) days of receiving notice thereof. The Parties shall cooperate with each other and with their respective affiliates in the negotiations and settlement of any proceeding described in this Section 9.10.

(d)          Purchase Price Allocation. The allocation of Purchase Price provided for on Schedule 5.01(a) is intended to comply with the allocation method required by Section 1060 of the Internal Revenue Code. Buyer and Seller shall cooperate to comply with all substantive and procedural requirements of Section 1060 and regulations thereunder, including without limitation the filing by Buyer and Seller of an IRS Form 8594 with their federal income tax returns for the taxable year in which the Closing occurs. Buyer and Seller agree that each will not take for income tax purposes, or permit any affiliate to take, any position inconsistent with the allocation of Purchase Price prescribed on Schedule 5.01(a).

Section 9.11         Material Contracts. The Parties believe that Buyer already is a party to and/or a participant in all of the Material Contracts. If at any time after the Effective Time, the Parties discover that Buyer is not a party to and/or a participant in a Material Contract, then Seller shall take all commercially reasonable and necessary steps (including the execution of any required documents) to cause Buyer to become a party to and/or a participant in such Material Contract, or to cause the counterparty(ies) to such Material Contract to consent to the assignment of such Material Contract to Buyer. To the extent that any such joinder or consent cannot be obtained, Seller will use its commercially reasonable efforts and take such actions as may be reasonably possible without violation or breach of any such Material Contract to effectively grant to Buyer the economic benefits of, and impose upon Buyer the economic burdens of such Material Contract.

ARTICLE X

TERMINATION OF AGREEMENT

Section 10.01         Termination. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing as follows:

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(a)          By Seller if any of the conditions set forth in Section 7.01 are not satisfied in all material respects or waived as of the Target Closing Date;

(b)          By Buyer if the conditions set forth in Section 7.02 are not satisfied in all material respects or waived as of the Target Closing Date;

(c)          By Buyer or Seller if the conditions set forth in Section 7.03 are not satisfied or waived as of the Target Closing Date;

(d)          By Seller if the Closing has not occurred by October 15, 2015 (provided that Seller is not at the time of such termination in material breach of any of its representations, warranties, or covenants under this Agreement);

(e)          By Buyer if the Closing has not occurred by October 15, 2015 (provided that Buyer is not at the time of such termination in material breach of any of its representations, warranties, or covenants under this Agreement);

(f)          By Buyer or Seller if the aggregate of all Title Defects meeting the individual claim threshold set forth in Section 5.02(a), all timely asserted Adverse Environmental Conditions meeting the individual claim threshold set forth in Section 6.02(a), net of all Title Benefit Offsets as set forth in Section 5.03, the Allocated Value of all Properties affected by Casualty Loss, the Allocated Value of all Properties removed from the Assets at the Closing as a result of the exercise of preferential rights and the Allocated Value of all Properties that are Hard Consent Assets exceeds twenty-five percent (25%) of the Purchase Price; or

(g)          At any time by the mutual written agreement of Buyer and Seller.

Section 10.02         Liabilities Upon Termination or Breach.

(a)          In the event that the Closing does not occur as a result of a Party exercising its right to terminate pursuant to Section 10.01, then except as set forth in Section 10.02(b), this Agreement shall become null and void and no Party shall have any further rights or obligations hereunder; provided that, the provisions of Sections 11.02 (Expenses), 11.03 (Notices), 11.04 (Amendments; Waiver), 11.06 (Announcements), 11.07 (Governing Law; Venue), 11.09 (Parties in Interest) and this Section 10.02 shall survive any such termination.

(b)          If all of the conditions precedent to the obligations of Buyer hereunder have been met, the transactions contemplated hereby are not consummated on or before the Target Closing Date because of Buyer’s failure to perform any of its material obligations hereunder or Buyer’s breach of any representation herein, Seller has performed all of its material obligations hereunder and has not breached any of its representations herein, and Seller is ready, willing and able to close the transactions contemplated hereby, then Seller shall have the option to terminate this Agreement, in which case, within three (3) Business Days after the event giving rise to such termination, Seller shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Buyer with respect thereto, as liquidated damages on account of Buyer’s failure to perform its obligations hereunder, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to perform. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon the event of such a termination are difficult to ascertain with any certainty, (ii) the Deposit, plus any interest accrued thereon, is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty. Notwithstanding the foregoing, in the event that the transactions contemplated hereby are not consummated on or before the Target Closing Date as a result of the conditions set forth in Section 7.03(c) not having been satisfied, Seller shall not be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, and instead Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Seller with respect thereto.

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(c)          If all of the conditions precedent to the obligations of Seller hereunder have been met, the transactions contemplated hereby are not consummated on or before the Target Closing Date because of Seller’s failure to perform any of its material obligations hereunder or Seller’s breach of any representation herein, Buyer has performed all of its material obligations hereunder and has not breached any of its representations herein, and Buyer is ready, willing and able to close the transactions contemplated hereby, then Buyer shall have the option to (i) terminate this Agreement, in which case, within three (3) Business Days after the event giving rise to such termination, Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Seller with respect thereto, and Buyer shall be entitled to receive the Deposit (as defined therein) under the Stock Purchase Agreement, plus any interest accrued thereon, from the Deposit Bank (as defined therein), free of any claims by Seller with respect thereto, or (ii) seek specific performance.

(d)          If this Agreement is terminated for any reason other than as set forth in Section 10.02(b) or Section 10.02(c), then within three (3) Business Days after the event giving rise to such termination, Buyer shall be entitled to receive the Deposit, plus any interest accrued thereon, from the Deposit Bank, free of any claims by Seller with respect thereto.

ARTICLE XI

MISCELLANEOUS

Section 11.01         Schedules and Exhibits. All schedules and exhibits to this Agreement are hereby incorporated by reference herein and constitute a part of this Agreement.

Section 11.02         Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

Section 11.03         Notices. All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when (a) personally delivered to the individual indicated below, (b) if delivered by facsimile transmission to the individual indicated below, then on the day of transmission if received during business hours or on the next Business Day after transmission if received after business hours or (c) if mailed to the individual indicated below, when received. Addresses for all such notices and communication shall be as follows:

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If to Seller:	EnerVest Energy Institutional Fund X-A, L.P.
EnerVest Energy Institutional Fund X-WI, L.P.
c/o EnerVest, Ltd.
1001 Fannin Street, Suite 800
Houston, Texas 77002
Attention: Mr. James M. Vanderhider
Telephone: (713) 659-3500
Facsimile: (713) 659-3556
Email: jvanderhider@enervest.net

with a copy to:	Reed Smith LLP
711 Main Street, Suite 1700
Houston, Texas 77002
Phone: (713) 469-3860
Attention: Gary C. Johnson, Esquire

If to Buyer:	EV Properties, L.P.
c/o EV Energy Partners, L.P.
1001 Fannin St., Suite 800
Houston, Texas 77002
Attention: Mr. Michael E. Mercer
Telephone: (713) 659-3500
Facsimile: (713) 659-3556
Email: mmercer@energypartners.com

with a copy to:	Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Phone: (713) 547-2084
Attention: Bill Nelson, Esquire

Any Party may, by written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

Section 11.04         Amendments; Waiver. This Agreement may only be amended by a written instrument executed by all of the Parties. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

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Section 11.05         Assignment. Neither Party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder unless it continues to remain liable for the performance of its obligations hereunder and obtains the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 11.06         Announcements. Except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall, prior to the Closing, issue any press release or other public disclosure concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 11.07         Governing Law; Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas, without giving effect to its conflicts of law provisions. The Parties stipulate and agree to submit to the jurisdiction and venue of the United States District Court and the Texas State District Court sitting in Houston, Harris County, Texas with respect to all disputes in any way relating to, arising under, connected with, or incident to this Agreement.

Section 11.08         Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 11.09         Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto, and their respective successors and assigns, and, except as expressly provided in the indemnity provisions hereof with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

Section 11.10         Further Assurances. After the Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, and shall take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto.

Section 11.11         Severability. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision has not been included herein.

Section 11.12         Headings; Terminology; Defined Terms. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement. All article, section, subsection, clause, schedule and exhibit references used in this Agreement are to articles, sections, subsections, clauses, schedules and exhibits to this Agreement unless otherwise specified. All schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. Unless the context of this Agreement clearly requires otherwise (a) the singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate, (b) the words “includes” or “including” shall mean “includes without limitation” and “including without limitation,” (c) the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and (d) any reference to a statute, regulation, or law shall include any amendment thereof or any successor thereto. All capitalized terms (including all terms included in ALL CAPS in any portion of this Agreement) shall have the meaning assigned thereto herein.

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Section 11.13         Not to be Construed Against Drafter. Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

Section 11.14         Indemnities and Conspicuousness of Provisions. Except as expressly provided otherwise in this Agreement, the release, defense, indemnification and hold harmless provisions provided for in this Agreement shall be applicable whether or not the claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) in question arose solely or in part from the active, passive or concurrent negligence, strict liability, breach of duty (statutory or otherwise), violation of law, or other fault of any indemnified party, or from any pre-existing defect. The Parties agree that provisions of this Agreement in “ALL CAPS” or “bold” type satisfy any requirement of the “express negligence rule” and other requirement at law or in equity that provisions be conspicuously marked or highlighted.

Section 11.15         Counterparts of Assignment. The Assignment and Bill of Sale in the form attached as Exhibit B is intended to assign all of the Assets being assigned pursuant to this Agreement. Certain Assets that are leased from, or require the approval to transfer by, a governmental entity are conveyed under the Assignment and Bill of Sale and also are described and covered by other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Assignment and Bill of Sale.

Section 11.16         Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

Section 11.17         Definitions.

(a)          Certain Definitions. The following terms, as used herein, have the meanings set forth below:

(i)          “Business Day” means a day, other than Saturday or Sunday, on which commercial banks are open for commercial business with the public in Houston, Texas.

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(ii)          “Net Revenue Interest” means the percentage share in all hydrocarbons produced from a Lease after the satisfaction of applicable lessor royalties, overriding royalties, oil payments and other payments out of or measured by the production of hydrocarbons from or under such Lease.

(iii)        “Working Interest” means the percentage interest in a Lease and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and other burdens against production, insofar as said interest in such Lease is burdened with the obligation to bear and pay the cost of exploration, development and operation.

(b)          Other Definitions. The following terms shall have the meanings ascribed to them in the body of this Agreement as set forth below:

Term	Section
Accounting Referee	§ 9.01
Adverse Environmental Condition	§ 6.01
Agreement	Preamble
Allocated Value	§ 2.01
Assets	§ 1.02
Assumed Obligations	§ 9.04(a)
Benefit Notice	§ 5.03
Audit Period	§ 9.01
Buyer	Preamble
Buyer Indemnified Parties	§ 9.05(b)
Casualty Loss	§ 4.04(ii)
Claim Notice	§ 9.07
Closing	§ 8.01
Closing Date	§ 8.01
Contracts	§ 1.02(h)
Defensible Title	§ 5.01(a)
Defect Notice	§ 5.02(b)
Deposit	§ 2.02
Deposit Bank	§ 2.02
Eagle Ford Formation	§ 1.03(a)
Eagle Ford Formation Lands	§ 1.03(a)
Eagle Ford Formation Leases	§ 1.03(a)
Eagle Ford Formation Wellbore Leases	§ 1.02(c)
Eagle Ford Formation Wellbore Property	§ 1.02(c)
Eagle Ford Formation Wellbore Wells	§ 1.02(c)

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Easements	§ 1.02(g)
Effective Time	§ 1.04
EnerVest Institutional Fund	Preamble
EnerVest Working Interest Fund	Preamble
Environmental Claims	§ 9.04(a)
Environmental Law	§ 6.01
Equipment	§ 1.02(f)
Excluded Properties	§ 1.03
Existing Burdens	§ 1.02(c)
Final Settlement Date	§ 9.01
Final Settlement Statement	§ 9.01
Hard Consent Asset	§ 4.03(b)
Indemnified Party	§ 9.07
Indemnifying Party	§ 9.07
Lands	§ 1.02(a)
Leases	§ 1.02(a)
Material Adverse Effect	§ 3.01(r)
Material Contracts	§ 3.01(k)
Ownership Share	Recital
Parties	Preamble
Party	Preamble
Permitted Encumbrances	§ 5.01(b)
Preliminary Purchase Price	§ 2.03(c)
Preliminary Settlement Statement	§ 2.03(c)
Production	§ 1.02(e)
Products	§ 1.02(e)
Property	§ 2.01
Purchase Price	§ 2.01
Real and Personal Property Taxes	§ 9.10(a)
Records	§ 1.02(j)(vi)
Second Closing	§ 4.03(c)
Seller Indemnified Parties	§ 9.05(a)
Seller Party	Preamble
Seller Party’s knowledge	§ 3.01(q)
Stock Purchase Agreement	§ 7.03(c)
Target Closing Date	§ 8.01
Title Benefit	§ 5.01(d)
Title Benefit Offset	§ 5.03

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Title Defect	§ 5.01(c)
Units	§ 1.02(d)
Wells	§ 1.02(b)

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

SELLER:

ENERVEST ENERGY INSTITUTIONAL FUND X-A, L.P.
ENERVEST ENERGY INSTITUTIONAL FUND X-WI, L.P.

By:	EnerVest, Ltd.
Its General Partner

By:	EnerVest Management GP, L.C.
Its General Partner

By:	/s/ JAMES M. VANDERHIDER
James M. Vanderhider
Executive Vice President and Chief
Financial Officer

BUYER:
`
EV PROPERTIES, L.P.

By:	EV Properties GP, LLC
Its General Partner

By:	/s/ MICHAEL E. MERCER
Michael E. Mercer
President and Chief Executive Officer

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